                                                                       ADMINISTRATIVE SERVICES AGREEMENT

This agreement, dated as of October 1, 2002, is among PRUDENTIAL INVESTMENT MANAGEMENT, INC. ("PIM"), a New Jersey corporation, and THE PRUDENTIAL INSURANCE COMPANY OF
AMERICA ("Prudential"), a New Jersey Corporation, PRUCO LIFE INSURANCE COMPANY ("Pruco Life"), an Arizona corporation, and PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY ("PLNJ"),
a New Jersey corporation.

WHEREAS, PIM functions as investment manager of the THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP (the "Fund"); and

WHEREAS, under PIM's investment management agreement with the Fund, PIM is obligated to administer the Fund's business affairs, which includes the performance of certain bookkeeping, record keeping, and other services on the Fund's behalf; and

WHEREAS, Prudential, Pruco Life and PLNJ (hereinafter referred to, collectively, as the "Companies") sell variable annuities and variable life insurance policies, the investment return of which may be linked to investments held by the Fund; and

WHEREAS, the Fund has record keeping and other obligations that are related to transactions under such variable annuities and variable life policies; and

WHEREAS, to the extent that the Fund's obligations referred to in the preceding paragraph are borne by PIM under its investment management agreement, PIM wishes to delegate such obligations to the Companies;

NOW, THEREFORE, in consideration of the respective undertakings of the parties hereto, PIM and The Companies agree to the terms set forth herein.

1.       Variable Annuities and Variable Life Insurance Policies To Which Agreement Applies.  PIM will make the payments described in Section 2 hereof with respect to assets invested in the Fund through all variable annuities and variable life insurance policies issued by the Companies.

2.       Payment Calculation Methodology.  On the last business day of each month, PIM will determine the average amount of assets invested in the Fund through the variable annuities and variable life insurance policies issued by each of Prudential, Pruco Life and PLNJ for the month then-ended (hereinafter, the "Monthly Average
         Assets").  For each of the Companies, the Monthly Average Assets for any month will equal (a) divided by (b), where (a) is the sum of the gross assets invested in the
         Fund through the respective company's variable annuities and variable life insurance policies on each calendar day during the month and (b) is the number of calendar days during the month.  PIM will, within 15 calendar days after the end of each month, pay each of Prudential, Pruco Life and PLNJ an amount equal to the pro-rated portion of 0.25% annually of such insurer's Monthly Average Assets for the month then-ended.  Concurrent with such payments PIM will distribute to each of
         Prudential, Pruco Life and PLNJ a report supporting the calculation of the payments remitted to the Companies.  With respect to any amounts payable to the Companies that PIM fails to pay within the time period specified in this Agreement, the Companies also will be entitled to late payment interest.  Such late payment interest will be accrued daily at the prevailing interest rate for the longest duration bonds then being issued by the United States Treasury, and will be paid to the
         Companies at the time of the next monthly payment.

3.       Resolution of Disputes.  The parties to this Agreement will endeavor to resolve all disputes hereunder in an expeditious and amicable manner without resort to litigation.  In the event of a dispute under this Agreement that cannot be resolved to each party's satisfaction, the parties hereto agree to submit the dispute to an arbitrator recognized within the securities industry and/or insurance industry, and to be bound by the decision of such arbitrator.

4.       Duration of Agreement.  This Agreement is of indefinite duration; provided, however, that either party may terminate this Agreement upon not less than 90 days'
         advance written notice to the other.  No termination shall be effective unless such termination is (i) filed with the New Jersey Department of Banking and Insurance
         ("NJDBI"), the Arizona Department of Insurance ("AZDOI") and the New York Insurance Department ("NYID") at least 30 days prior to the proposed effective date, (ii)
         not disapproved by any of the NJDBI, AZDOI or NYID, (iii) made in writing, and (iv) signed by the parties hereto.

5.       Indemnification. Each party to this Agreement indemnifies the other against any damages and legal fees sustained by a party on account of any grossly negligent acts or omissions of the other party.

6.        Assignments and Amendments.  No assignment, amendment, or modification shall be effective unless such assignment, amendment or modification is (i) filed with the
         NJDBI, AZDOI and the NYID at least 30 days prior to the proposed effective date, (ii) not disapproved by any of the NJDBI, AZDOI or the NYID, (iii) made in writing, and (iv) signed by the parties hereto.

7.       Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any prior agreements, whether oral or written, between the parties concerning the subject matter hereof.

8.       Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original.

9.       Governing Law.  This Agreement will be construed and enforced according to the laws of the State of New Jersey.

     PRUDENTIAL INVESTMENT MANAGEMENT, INC.

     By:  ____s/Terrence H. McHugh______________
     Title:   Principal

     THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

     By:  ______s/Andrew J. Mako_________________
     Title: Vice President, Financial Management

     PRUCO LIFE INSURANCE COMPANY

     By:  ____s/Andrew J. Mako _______________
     Title: President

     PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

     By:  ____s/Andrew J. Mako _______________
     Title: President